                                                                    Exhibit 10.9
                                                                    ------------

                     FIBER OPTIC AGREEMENT AND GRANT OF IRU


THIS AGREEMENT ("Agreement") is made, entered into, and effective as of the 1st. day of August, 2000, by and between Choice One Communications Inc., a Delaware corporation ("Grantee"), and RVP Fiber Company, L.L.C., a Michigan limited liability company ("Grantor").


                                 RECITAL

A. US XCHANGE, L.L.C., US XCHANGE OF INDIANA, L.L.C., US XCHANGE OF WISCONSIN, L.L.C., US XCHANGE OF MICHIGAN, L.L.C., AND US XCHANGE OF ILLINOIS, L.L.C. (collectively, "US Xchange") and Grantor each utilize fiber optic networks in and around Illinois, Wisconsin, Indiana, and Michigan. Ronald Vander Pol ("Vander Pol") is the beneficial owner of each of US Xchange and Grantor. In anticipation of the transactions contemplated by the Merger Agreement among Grantee, US Xchange, and Vander Pol dated as of May 14, 2000 (the "Merger Agreement"), US Xchange has transferred to Grantor all assets related to the US Xchange fiber optic network as described in the Asset Transfer Agreement and Assignment among the Choice One Subsidiaries and Grantor dated as of July 31, 2000 ("Asset Transfer Agreement").

B. Grantee desires to continue to utilize Fibers within the fiber optic network transferred to Grantor and Grantor desires to grant to Grantee an Indefeasible Right of Use ("IRU") of Fibers in the Grantor Cable upon all the terms and conditions set forth below.


                                 DEFINITIONS

The following terms are used in this Agreement:

A. "Acceptance Notice" means the notice of acceptance or deemed acceptance of a Segment and/or entire route given by Grantee pursuant to Article V after Grantee's IRU Fibers have been tested and found acceptable.

B. "Dark Fiber" means Fiber between two specified locations that has no optronics or electronics attached to it.

C. "Effective Date" is the date the IRU commences after the Cable is tested and Grantee accepts its IRU Fibers within a Segment.

D. "Fiber" means a glass strand or strands which is/are protected by a color coded buffer tube and which is/are used to transmit a communication signal along the glass strand in the form of pulses of light.

E. "Fiber Optic Cable" or "Cable" means a collection of fibers contained in color coded buffer tubes with a protective outer covering, which covering includes stiffening rods and filler.

F. "Indefeasible Right of Use" or "IRU" is an exclusive and irrevocable right, subject to the term in Article II, to use the Grantee IRU Fibers, provided, however, that granting of such IRU does not convey legal title to the Fibers.

G.   "IRU Fibers" means the fibers obtained by Grantee in Grantor's Cable.

H. "Optical Splice Point" means the point where the Grantee Cable is connected to the Grantor Cable.

I. "Proportionate Share" refers to shared costs or reimbursements calculated by multiplying total costs or reimbursements by the ratio between the number of Grantee's IRU Fibers to the total Fiber count in the affected or adjacent Cable(s).

J.   "Rights-of-Way" see Article XV for definition.

K.   "Segments" are portions of Cable routes specified in Exhibit A of this
                                                          ---------
     Agreement which are capable of being tested and accepted.

L. "Grantor Cable" means the Cable containing Dark Fibers in which Grantee has an IRU pursuant to the terms of this Agreement.

In consideration of their mutual promises the parties expressly agree as follows:

                                 ARTICLE I
                                 GRANT OF IRU
                                 ------------

Grantee desires to obtain an IRU for optical fiber in the Grantor Cable specifically described in Exhibit A to this Agreement. From time to time
                          ---------
additional routes may be added by amending Exhibit A to this Agreement. For each
                                           ---------
IRU granted, a separate Exhibit A, executed by both parties, will be attached
                        ---------
hereto, titled so as to identify the Cable route and resulting IRU. Upon Acceptance of a Segment by Grantee, Grantor grants an IRU to Grantee for the IRU Fibers specified in the applicable Exhibit A. Upon Acceptance, Grantor also
                                   ---------
grants a non-exclusive right to use tangible and intangible property Grantee needs to use its IRU Fibers, including but not limited to cable sheathing, troughing, pedestals, slack containers, and related equipment, but excluding any electronic or optronic equipment. Grantee shall be entitled to use its IRU Fibers for any lawful purposes subject to (i) agreeing to be bound by all laws, regulations and any requirements of Rights-of-Way agreements relating to access;
(ii) agreeing to appoint Grantor as its agent for matters relating to access to the Rights-of-Way; and (iii) agreeing to notify Grantor of any transfer and obtaining from any transferee undertakings to be bound by the above as per the terms and conditions of the Rights-of-Way agreements.

                                  ARTICLE II
                            EFFECTIVE DATE AND TERM
                            -----------------------

2.1 Grantee will be entitled to use the IRU Fibers upon the Acceptance of a route Segment. The initial IRU term shall start upon Acceptance ("Effective Date") and shall terminate on the dates set forth by Segment in Exhibit A.
                                                                ---------
Subject to the approval of Grantor, which approval shall not be unreasonably withheld, conditioned or delayed, this Agreement shall automatically renew the length of any applicable renewal term (as set forth by Segment in Exhibit A), unless Grantee gives Grantor written notice of its intent not to renew at least fifteen (15) months prior to the expiration of the then current term or extension.

2.2 Expiration or termination of this Agreement shall not affect the rights or obligations of any party with respect to any payments of expenses incurred prior to the date of termination or pursuant to Article XII, Taxes; Article XIII, Liability; and Article XXVI, Dispute Resolution.


                                  ARTICLE III
                                 CONSIDERATION
                                 -------------

The consideration to be paid by Grantee to Grantor for the grant of IRU to Grantee by Grantor pursuant to Article I shall be (i) Ten Dollars ($10.00), to be delivered upon execution of this Agreement, (ii) Grantee's transfer of the assets as contemplated in the Merger Agreement and the Asset Transfer Agreement and Assignment, and (iii) any amounts specifically set forth in Exhibit A. For each IRU granted, an Exhibit A, executed by both parties, will be attached hereto, titled so as to identify the Cable route. Other than the consideration provided in this Article II, no additional fees or charges shall be assessed on the grant or Acceptance of an IRU for each Segment.


                                  ARTICLE IV
                                   SCHEDULE
                                   --------

The target dates for delivery of route Segments are contained in Exhibit A.
                                                                 ---------


                                   ARTICLE V
                                  ACCEPTANCE
                                  ----------

5.1 Upon delivery of a Segment, Grantor shall provide Grantee the opportunity to perform, subject to the protocols of the Rights-of-Way agreements, a physical inspection. In addition, Grantor shall provide the acceptance test plan ("ATP") and test results for Grantee's IRU Fibers in accordance with the requirements of Exhibit B. Grantee, subject to the protocols of the Rights-of-Way agreements,
---------
shall be provided the opportunity to observe Grantor's tests. Grantee shall provide an Acceptance Notice to Grantor in the form of Exhibit C ("Acceptance
                                                       ---------
Notice") for its IRU Fibers.

5.2 Within seven (7) days after receiving the ATP and test results, Grantee shall inspect its IRU Fibers in accordance with the Exhibit B acceptance tests.
                                                    ---------
Grantee shall then provide the Acceptance Notice or indicate that Grantee's IRU Fibers do not meet the specifications set out in Exhibit B, giving notice to
                                                 ---------
Grantor of any claim with respect to Grantee's IRU Fibers. Grantor will cooperate with Grantee to provide additional documentation that would reasonably allow Grantee to evaluate the acceptability of its IRU Fibers. In addition, Grantee shall be allowed, subject to the protocols of the Rights-of-Way agreements, to conduct its own tests, at Grantee's expense, to determine acceptability of its IRU Fibers. Issuance of an Acceptance Notice or failure to issue a notice of defective work during the time period indicated above shall constitute "Acceptance" of the IRU Fibers by Grantee, but such Acceptance shall not invalidate the warranty described in this Agreement. Grantor shall take all reasonably required action, including retesting the Grantee IRU Fibers, until all Grantee IRU Fibers conform to the specifications in Exhibit B.
                                                        ---------

5.3  Upon Acceptance of a Segment, Grantee shall receive a grant of its IRU
Fibers.

5.4 Any disputes as to Acceptance of Grantee's IRU Fibers shall be resolved in accordance with Article XXVI.


                                 ARTICLE VI
                                 DOCUMENTATION
                                 -------------

6.1 Grantor shall deliver to Grantee complete documentation regarding the as-built condition of the Cable. This documentation (hereinafter referred to as the "Documentation") shall consist of the following:

     (a) As-Built Drawings prepared in accordance with the specifications set forth in Exhibit D.
                   ---------

     (b) Names of all manufacturers whose optical fiber cable, associated splices and other equipment are used in installing and providing fiber optic network services.

     (c) Technical specifications of the optical fiber cable, associated splices and other equipment used in installing and providing fiber optic network services.

     (d) Summary of Rights-of-Way and easement providers and recurring fee schedule.

6.2 The Documentation shall be supplied within ninety (90) days after Acceptance of each Segment.


                                 ARTICLE VII
           FRANCHISE/LICENSE/PERMIT FEES, AND CO-LOCATION AGREEMENTS
           ---------------------------------------------------------

7.1 Each party will be responsible for entering into any co-location agreements with Local Exchange Carriers and Interexchange Carriers for its owned or IRU Fibers.

7.2 Each party will be responsible for the appropriate government filings, licenses, etc. or other requirements to place its owned or IRU Fibers into operation, including, but not limited to applicable municipal licenses and/or franchise agreements (excluding Rights-of-Way agreements).

7.3 Pole attachment, permit, easement fees or any other fees related to the construction of Fiber Optic Cable will be the responsibility of and paid for by Grantor.


                                 ARTICLE VIII
                                    PAYMENT
                                    -------

8.1 Grantor shall be responsible for splicing and testing to provide Grantee's IRU Fibers. After Acceptance, Grantor's cost for additional splicing and testing for Grantee to access Grantee's IRU Fibers will be billed to and paid by Grantee within thirty (30) days after invoice.

8.2 In consideration of Grantee's performance of its obligations contemplated in the Asset Transfer Agreement and Assignment, Grantor agrees to perform maintenance and repair on the Grantee's IRU Fibers as set forth in Article IX herein. In consideration of such maintenance and repair services, Grantee agrees not to charge Grantor for monitoring and related service in connection with the fiber optic system transferred pursuant to the Asset Transfer Agreement and Assignment.



                                  ARTICLE IX
                            MAINTENANCE AND REPAIR
                            ----------------------

9.1 Grantor warrants that its Cable will be maintained in accordance with prevailing telecommunications industry standards, and with the Maintenance Standards contained in Exhibit E of this Agreement.
                       ---------

9.2 All routine maintenance and repair functions and emergency maintenance and repair functions, including "one-call" responses, cable locate services, and necessary relocation of Grantor's Cable containing Grantee's IRU Fibers, shall be performed by Grantor or its designee for a period coterminous with the term of this Agreement.

     (a) Emergency Maintenance. Grantor shall respond to any failure, interruption or impairment in the operation of Grantee's IRU Fibers within two (2) hours after receiving a report of any such failure, interruption or impairment. Grantor shall use its reasonable efforts to perform maintenance and repair to correct any failure, interruption or impairment in the operation of Grantee's IRU Fibers within eight
          (8) hours in accordance with the procedures set forth in Exhibit E.
                                                                   ---------
          Grantee

     (b) Routine Maintenance. Grantor shall schedule and perform specific periodic maintenance and repair checks and services, as set forth in Routine Maintenance Standards, attached as Exhibit E. Additional
                                                     ---------
          maintenance can be performed from
          time to time on Grantee's IRU Fibers at Grantor's reasonable discretion, or upon Grantee's reasonable request with reasonable advance notice to Grantor.

9.3 In the event Grantor, or others acting on Grantor's behalf, at any time during the term of this Agreement, or any extension thereof, discontinues maintenance and/or repair and/or splicing of Grantor's Cable, Grantee, or others acting on Grantee's behalf, shall have the right, but not the obligation, to thereafter provide for the maintenance, repair and splicing of Grantee's IRU Fibers in Grantor's Cable at Grantor's sole cost and expense. Grantee shall use contractors preapproved by Grantor, which approval shall not be unreasonably withheld or delayed, and shall be deemed approved after the expiration of a thirty (30) day notice period. Any maintenance and/or repair and/or splicing discontinuance shall be upon no less than six (6) months' prior written notice by Grantor to Grantee. In the event of such discontinuance, Grantor shall obtain for Grantee, or others acting in Grantee's behalf, adequate access to the easements or Rights-of-Way on or within which Grantee's IRU Fibers are located, for the purpose of permitting Grantee, or others acting on Grantee's behalf, to undertake maintenance, repair and splicing of Grantee's IRU Fibers.

9.4 Grantor shall provide reasonable advance notice to Grantee of maintenance or repairs that may affect Grantee's IRU Fibers. Grantee shall have the right, subject to the protocols of the Rights-of-Way providers, to have a representative present any time maintenance or repairs are performed which may affect Grantee's IRU Fibers.


                                   ARTICLE X
                                   SPLICING
                                   --------

10.1 IRU Fibers may be physically spliced into the Grantor's Cable at any technically feasible point as mutually agreed by the parties. Splicing requires penetration of the Cable sheath, exposing the Fibers within the sheath. In order to maintain the integrity of Grantor's Cable after Joint Acceptance, Grantor, or a contractor operating under Grantor's direction, must perform all splicing performed on Grantor's Cable.

10.2 For future expansion at existing splice points, Grantor will perform the necessary splicing upon written or email request by Grantee. Normal requests for splicing shall be submitted at least thirty (30) days prior to the requested splicing date, and expedited requests shall be submitted at least 72 hours prior to the requested splicing date. Grantor shall obtain any and all permits necessary for such splicing. Grantee agrees that it will not perform any splicing or interfere in any manner with Grantor's Cable. After Acceptance, the cost of splicing Fibers into Grantor's Cable will be borne by Grantee. The Optical Splice Points for each route shall be mutually agreed upon in writing by the parties. Grantor shall provide Grantee with a splicing and splice testing schedule(s) so Grantee's representative may be present, subject to protocols of Rights-of-Way agreements. Splicing documentation (ATP and test results) will be provided by Grantor within ninety (90) days after splicing is completed.

10.3 Grantee shall provide thirty (30) days written notification to Grantor if a new splice point is needed after initial Acceptance of a Segment.

10.4 All splicing will be performed by the fusion splicing method or by any other method that is mutually agreeable.


                                  ARTICLE XI
                                  WARRANTIES
                                  ----------

11.1 Grantor represents and warrants that all equipment and materials used in the construction of Grantee's IRU Fibers covered by this Agreement will be new, of good quality, properly constructed and/or installed, free of defects, and in conformity with the requirements of this Agreement. Such warranty shall be effective, with respect to each specific Segment, for the same period of Warranty provided to Grantor by its contractors (normally a one (1) year period from date of acceptance by Grantor). All work not conforming to the standards may be considered defective by Grantee and Grantor shall immediately replace any damaged or defective work at its own expense. Grantor shall use reasonable efforts to promptly repair or replace all such defective work; provided that Grantor shall repair or replace such defective work within thirty (30) days following its confirmation of the defect, unless reasonable circumstances dictate a shorter or longer period, in which event the parties shall in good faith mutually agree upon such period. All replaced defective equipment or items shall become the sole property of Grantor.

11.2 Grantee's sole and exclusive remedy and Grantor's sole and exclusive maximum liability under the warranties contained in this Article shall be, at the sole option of Grantor, to repair (with new or functionally operative parts) or replace any defective portion of its Cable of which Grantor receives notice during the warranty period, provided that Grantor is promptly notified in writing upon discovery by Grantee that any portion of Grantee's IRU Fibers has failed to conform with the terms of this Agreement, such writing to include an explanation of alleged defects.

11.3 In addition to the foregoing warranties, Grantor hereby assigns to Grantee, and Grantee shall have the benefit of, any and all contractors' and suppliers' warranties with respect to the material in the Cable.

11.4 Grantor's warranties do not extend to defects caused by acts of God, accident, fire or other hazard, nor resulting from Grantee's, its designees or third parties misuse, neglect, alterations, storage, attempts to repair, or use of other supplies not meeting specifications.

THE FOREGOING WARRANTIES AND REMEDIES CONSTITUTE THE ONLY WARRANTIES WITH RESPECT TO THE GRANTOR CABLE AND ARE EXCLUSIVE REMEDIES IN THE EVENT OF BREACH OF SUCH WARRANTIES. SUCH WARRANTIES ARE IN LIEU OF ALL OTHER WARRANTIES, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. NEITHER PARTY SHALL IN ANY EVENT BE LIABLE FOR ANY INCIDENTAL, SPECIAL, OR CONSEQUENTIAL DAMAGES OF ANY NATURE WHATSOEVER FOR ANY REASON.

                                  ARTICLE XII
                                     TAXES
                                     -----

12.1 As used in this Article XII, "Tax" or "Taxes" shall mean any and all taxes, assessments, charges, levies, (hereinafter collectively referred to as "Taxes") imposed by any authority having the power to tax, including any city, county, state, or federal government or quasi-governmental agency or taxing authority.

12.2 Upon Grantee's Acceptance of its IRU Fibers, it shall only be responsible for any and all sales, use, income, gross receipts or other Tax assessed on the basis of revenues received by Grantee pursuant to its use of its IRU Fibers. The parties shall cooperate to minimize adverse tax consequences and may mutually amend this Agreement to improve their respective company's tax positions.


                                 ARTICLE XIII
                                   LIABILITY
                                   ---------

13.1 Neither Grantor nor Grantee shall be liable to the other for any indirect, special, punitive or consequential damages (including, but not limited to, any claim from any customer for loss of services) arising under this Agreement or from any breach or partial breach of the provisions of this Agreement or arising out of any act or omission of either party hereto, its directors, officers, employees, servants, contractors and/or agents. Both Grantor and Grantee shall include in any agreement with any third party relating to the use of the Grantor Cable or Grantee's IRU Fibers a waiver by such third party of any claim for indirect, special, punitive or consequential damages (including, but not limited to, any claim from any client or customer for loss of services) arising out of or as a result of any act or omission by either party hereto, its directors, officers, employees, servants, contractors and/or agents.

13.2 Subject to the limitation on indirect, special, punitive or consequential damages in Article 13.1, each party assumes, releases and agrees to indemnify, defend, protect and save the other (including its directors, officers, agents, representatives and employees) harmless from and against any claim, damage, loss, liability, injury, cost and expense (including reasonable attorney's fees and expenses) in connection with any loss or damage to any property or facilities of the indemnified party arising out of or resulting in any way from the acts or omissions to act, negligence or willful misconduct of the indemnifying party, its directors, officers, employees, servants, contractors and/or agents in connection with the exercise of its rights and obligations under the terms of this Agreement. The parties hereto expressly recognize and agree that each parties' obligation to indemnify, defend, protect and save the other harmless is not a material obligation to the continuing performance of the parties' other obligations, if any, under the terms of this Agreement. In the event a party shall fail for any reason to indemnify, defend, protect and save the other harmless, the indemnified party hereby expressly recognizes that its sole remedy in such event shall be the right to bring suit against the indemnifying party for its damages as a result of the indemnifying party's failure to so indemnify, defend, protect and save harmless.

13.3 Nothing contained herein shall operate as a limitation on the right of either party hereto to bring an action for damages, including consequential damages, against any third party based on any acts or omissions of such third party as such acts or omissions may affect the construction, operation or use of the Grantor Cable or any IRU Fibers; provided, however, that each party hereto shall assign such rights or claims, execute such documents and do whatever else may be reasonably necessary to enable the injured party to pursue any such action against such third party.


                                  ARTICLE XIV
                                 FORCE MAJEURE
                                 -------------

The obligations of the parties hereto are subject to force majeure and neither party shall be in default under this Agreement if any failure or delay in performance is caused by strike or other labor dispute; accidents; acts of God; fire; flood; earthquake; lightning; unusually severe weather; material or facility shortages or unavailability not resulting from such party's failure to timely place orders therefor; lack of transportation; legal inability to access property; acts of any governmental authority; government codes, ordinances, laws, rules and regulations or restrictions (collectively "Regulations") (but not to the extent the delay caused by such Regulations could be avoided by rerouting the Cable if such a reroute was commercially reasonable); condemnation or the exercise of rights of eminent domain; war or civil disorder; or any other cause beyond the reasonable control of either party hereto. The excused party shall use reasonable efforts under the circumstances to avoid or remove such causes of non-performance and shall proceed to perform with reasonable dispatch whenever such causes are removed or ceased. Notification to be given by the excused party of the cause and of the estimated duration, when possible.


                                 ARTICLE XV
                                 PERMITS AND REQUIRED RIGHTS-OF-WAY
                                 ----------------------------------

15.1 Grantor shall obtain on or before Acceptance with respect to each Segment to be delivered hereunder, any and all right-of-way agreements, easements, licenses, rights, or other agreement necessary for the use of poles, conduit, cable, wire, physical plant facilities, and/or access to real property underlying the Grantor's Cable ("Rights-of-Way"). Further, as of Acceptance, Grantor shall obtain any and all rights, licenses, franchises, authorizations, agreements, permits, and approvals (including without limitation, any necessary local, state, federal or tribal authorizations and environmental permits) and collectively referred to as "Permits," that are necessary for the installation and operation of Grantor's Cable. Grantor shall obtain all Rights-of-Way and Permits in the name of Grantor. In addition, Grantor shall use its reasonable best efforts to obtain Rights-of-Way which will allow Grantee access to its IRU Fibers in the presence of Grantor's employee or agent. Both parties shall cooperate to obtain such Rights-of-Way.

15.2 It is expressly understood that Grantor's and Grantee's obligations under this Agreement are conditioned upon and shall in all respects be subject to the continuation or acquisition of such Rights-of-Way and Permits. The parties shall use their best efforts to obtain or to cause such Rights-of-Way and Permits to remain effective through the Term of this Agreement, and any extension thereof. Copies of any and all agreements with respect to the Rights-of-Way and Permits shall be made available to the other party upon request. If confidentiality obligations under such agreements preclude provision of the entire document, summaries of the substantive provisions thereof will be provided.


                                  ARTICLE XVI
                              RELOCATION OF CABLE
                              -------------------

16.1 If Grantor is required to relocate or replace its Cable or any of the appurtenant facilities used or required in providing the IRU, and the gross cost (excluding reimbursements) of Grantor's relocation or replacement exceeds $5,000 per occurrence, then, so long as such work is not necessitated by a breach of Grantor's obligations, Grantee shall reimburse Grantor for Grantee's Proportionate Share of such costs, including, without limitation, fiber acquisition, splicing, and testing. In the event that a third party reimburses Grantor for all or a portion of the cost to perform such work, then this reimbursement amount shall reduce on a dollar for dollar basis the aggregate amount of costs deemed to have been spent by Grantor. Grantor shall deliver to Grantee updated as-built drawings and Documentation with respect to any relocated portion of the Cable not later than one hundred eighty (180) days following such relocation.

16.2 Grantor shall give Grantee sixty (60) days prior notice of any such relocation, if possible, and shall have the obligation to proceed with such relocation, including, but not limited to, the right to determine the extent of, the timing of, and methods to use for such relocation; provided that any such relocated Cable and Fibers shall be constructed and tested in accordance with the specifications and requirements set forth in this Agreement. Acceptance of the relocated IRU Fibers shall be in accordance with Article V of this Agreement. In addition, Grantor shall use reasonable efforts to ensure relocation shall not result in an adverse change to the operations, performance, or connection points with the network of Grantee, or end points of the applicable Cable.

16.3 Grantee has the right to review and approve the relocation plans of Grantor fourteen (14) days prior to any relocation and has the right to have, subject to the protocols of the Rights-of-Way Agreements, a representative present at the time Grantor relocates the Cable that contains Grantee's IRU Fibers.


                                 ARTICLE XVII
                                   INSURANCE
                                   ---------

17.1 Grantee and Grantor shall, itself or through its contractors, each maintain insurance, for the duration of this Agreement, as follows:

     (a) Workers' Compensation Insurance complying with the law of the state or states in which the services are to be provided and Employers Liability Insurance with the limits of $500,000 each accident, including occupational disease coverage with limits of $500,000 each employee, $500,000 policy limit.

     (b) Comprehensive General Liability Insurance, including premises, operations, products and completed operations, contractual, broad form property damage, independent contractors and personal injury with the following minimum limits: Personal Injury - $5,000,000 each person and $5,000,000 each accident, and Property Damage - $1,000,000 each accident.

     (c) Railroad Protective Liability Coverage required for any work within fifty (50) feet of a railroad right-of-way: $2,000,000 or any other amounts required by the Rights-of-Way providers. However this requirement upon Grantee may be waived if both Grantor and Grantee determine that it is not necessary.

     (d)  Automobile Liability Insurance for owned, hired and non-owned autos:
          $2,000,000 combined single limit bodily injury/property damage.

Insurance amounts contained in this section shall be increased by the respective parties every ten (10) years based upon the increase in the Consumer's Price Index.

17.2 Failure of either party to enforce the minimum insurance requirements listed above shall not relieve the other party of the responsibility for maintaining these coverages. The parties shall furnish to each other certificates of insurance reflecting policies carried and limits of coverage as required above, which shall state that thirty (30) days notice shall be given prior to cancellation, non-renewal or any material change in any such insurance coverage. The insurance for both parties shall name the other as an additional insured.

17.3 Contractor(s) employed by the parties to work on the Fiber Optic Cable shall provide and maintain at all times during the provision of services to the parties the same types of and amounts of insurance (with the exception of the amount of Comprehensive General Liability Insurance), which insurance shall be issued by companies approved by the parties.

For Comprehensive General Liability Insurance, contractor(s) shall carry:

          (1) Combined Single Limit: $2,000,000 each occurrence; and

          (2) Bodily Injury and Property Damage: $2,000,000 general aggregate, $1,000,000 products and completed operations aggregate.

The contractor(s) insurance shall be evidenced by certificates of insurance which shall be delivered to the contracting party prior to commencement of the provision of services. The certificates of insurance shall show that the insurance is prepaid and in full force and effect and that such insurance shall not be canceled, non-renewed or changed during the term of this Agreement or during any extension thereof, without at least thirty (30) days written notice to Grantor and Grantee. The maintenance of insurance by the contractor shall in no way limit or affect the extent of the contractor's liability.

                                 ARTICLE XVIII
                                 CONDEMNATION
                                 ------------

18.1 In the event any portion of the Grantor Cable, or the Rights-of-Way in or upon which it has been installed, becomes the subject of a condemnation proceeding by any governmental agency or other party cloaked with the power of eminent domain for public purpose or use, then and in such event, it is agreed that Grantee's interest (being its Proportionate Share) shall be severed from Grantor's interest in such proceeding. Grantee shall be entitled to independently pursue an award for its interest in such proceedings and the parties hereto agree to have any such condemnation awards specifically allocated between Grantor's interest and Grantee's interest. In the event Grantee's interest in such proceeding cannot be severed from Grantor's interest, Grantee shall be entitled to receive its Proportionate Share of the award for its interest in Grantee's IRU Fibers and occupancy of the Rights-of-Way.

18.2 Upon its receipt of a formal notice of condemnation or taking, Grantor shall notify Grantee immediately of any condemnation proceeding filed against Grantor's Cable, including Grantee's IRU Fibers, or the Rights-of-Way in or upon which Grantee's IRU Fibers have been installed. Grantor shall also notify Grantee of any similar threatened condemnation proceeding and agrees not to sell the Cable or release Rights-of-Way to such acquiring agency, authority or other party in lieu of condemnation without the prior written consent of Grantee, which consent shall not be unreasonably conditioned, delayed or denied.

18.3 It is expressly recognized and understood by Grantee that relocation costs resulting from any such condemnation proceeding may not be reimbursed by the condemning authority and, if Grantee requests Grantor to relocate Grantee's IRU Fibers, Grantee shall pay its Proportionate Share of all costs associated with the relocation of Grantee's IRU Fibers in excess of such costs which were reimbursed by the condemning authority. If Grantee's IRU Fibers are relocated by Grantor pursuant to this Article 18.3, Grantee shall pay to Grantor all condemnation awards given to Grantee, if any, that relate to the relocation of that portion of Grantee's IRU Fibers.


                                  ARTICLE XIX
                                CONFIDENTIALITY
                                ---------------

19.1 Grantee and Grantor represent, certify, and warrant that they shall use their best reasonable efforts to ensure that any and all information and documents obtained from the other party during the term of this Agreement, and identified as being confidential information will be held in strict confidence and will not be used by their company, its employees, subcontractors, consultants or agents for any purpose other than its performance required by this Agreement.

19.2 All documents, data, or information furnished by Grantee or Grantor is the sole property of that party. Upon the expiration of this Agreement and any extensions thereof, those documents, data, or information shall be returned to its owner if readily available.


19.3 Neither Grantee nor Grantor may make any news release, public announcement, denial or confirmation concerning all or any part of this Agreement or use the other's name in sales or advertising materials, or in any manner advertise or publish the fact that the companies have entered into this Agreement, or disclose any of the details of this Agreement to any third party, including the press, without the prior written consent of the other party, except such disclosures required by law, or the rules and regulations of the relevant government agencies.


                                  ARTICLE XX
                                  ABANDONMENT
                                  -----------

Should Grantee decide to abandon all or part of its IRU Fibers, it may do so by informing Grantor in writing, such abandonment being made at no cost to either party. Grantee shall remove its equipment and electronics within thirty (30) days of such notification of abandonment by Grantee, failing which Grantor shall remove same at Grantee's cost payable within thirty (30) days of receipt of the invoice. At the time of abandonment, Grantee shall have no further rights with respect to its IRU. Such abandonment shall not reduce or otherwise affect Grantee's obligations hereunder.



                                  ARTICLE XXI
                                    DEFAULT
                                    -------

21.1 Neither party shall be in default under this Agreement unless and until the other party shall have given the defaulting party written notice of such default and the defaulting party shall have failed to cure the default within thirty
(30) days after written receipt of such notice; provided, however, that where a default cannot be reasonably cured within the thirty (30) day period, if the defaulting party shall promptly proceed to cure the default with due diligence, the time for curing the default shall be extended for a period of up to ninety
(90) days from the date of receipt of the default notice.

21.2 Upon the failure by the defaulting company to timely cure any default after notice thereof from the non-defaulting party, the non-defaulting party may take any action it determines, in its discretion, to be necessary to correct the default, and/or pursue any legal remedies it may have under applicable law or principles of equity relating to the breach.

21.3 The parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that each party shall be entitled to injunctive or similar preliminary relief to prevent or cure breaches of the provisions of this

Agreement by the other and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they may be entitled by law or equity.

21.4 An event of default shall also be deemed to have occurred if a party becomes insolvent, or institutes or has instituted against it bankruptcy proceedings which are not dismissed within ninety (90) days of filing, or makes a general assignment for the benefit of creditors, or if a receiver is appointed for the benefit of its creditors, or if a receiver is appointed on account of its insolvency, and the non-defaulting party may immediately terminate this Agreement.


                                 ARTICLE XXII
                                    NOTICES
                                    -------

22.1 Unless otherwise provided herein, all notices and communications concerning this Agreement shall be in writing and addressed as follows:

If to:

Grantee   Choice One Communications Inc.
          Attn: Kim Robert Scovill
          100 Chestnut Street, Suite 600
          Rochester, NY  14604

Copy to:

James Locke
Nixon Peabody LLC
Clinton Square
Rochester, NY 14603


If to Grantor:


Richard Postma
RVP Fiber Company, L.L.C.
20 Monroe, N.W., Suite 450
Grand Rapids, MI  49503

Copy to:

Jeffrey G. York
Miller, Johnson, Snell & Cummiskey, P.L.C.
800 Calder Plaza Building
250 Monroe, N.W.
P.O. Box 306
Grand Rapids, MI 49501-0306

22.2 Unless otherwise provided herein, notices shall be sent by certified U.S. Mail, return receipt requested, or by commercial overnight delivery service which provides acknowledgment of delivery, or by facsimile, and shall be deemed delivered: if sent by U.S. Mail, five (5) days after deposit; if sent by facsimile, or commercial overnight delivery service, upon verification of receipt.


                                 ARTICLE XXIII
                            ASSIGNMENT, SUCCESSION
                            ----------------------

23.1 Except as provided in this Article, Grantee shall not assign this Agreement to any other party without the prior written consent of Grantor, which shall not be unreasonably withheld, provided, however, that without such consent, Grantee shall have the right to assign, sublet or otherwise transfer this Agreement, in whole or in part, to any parent, subsidiary or affiliate of Grantee or to any person, firm or corporation which shall control, be under the control of or be under common control with Grantee, or any corporation or entity into which Grantee or a subsidiary of Grantee may be merged or consolidated or which purchases all or substantially all of the assets of Grantee or a subsidiary of Grantee.

23.2 Except as provided in this Article, Grantor shall not assign this Agreement to any other party without the prior written consent of Grantee, which shall not be unreasonably withheld, provided, however, that without such consent, Grantor shall have the right to assign, sublet or otherwise transfer this Agreement, in whole or in part, to any parent, subsidiary or affiliate of Grantor or to any person, firm or corporation which shall control, be under the control of or be under common control with Grantor, or any corporation or entity into which Grantor, or a subsidiary of Grantor, may be merged or consolidated or which purchases all or substantially all of the assets of Grantor, or a subsidiary of Grantor.

23.3 Subject to the provisions of this Article each of the parties' respective rights and obligations hereunder, shall be binding upon and shall inure to the benefit of the parties hereto and each of their respective permitted successors and assigns.


                                 ARTICLE XXIV
                                 GOVERNING LAW
                                 -------------

This Agreement shall be interpreted and construed in accordance with the laws of the state in which the Cable is located, without regard to its conflict of laws principles.

                                  ARTICLE XXV
                            INDEPENDENT CONTRACTOR
                            ----------------------

The performance by Grantee and/or Grantor of all duties and obligations under this Agreement shall be as independent contractors and not as agents of the other party, and no persons employed or utilized by a performing party shall be considered the employees or agents of the other. Neither party shall have the authority to enter into any agreement purporting to bind the other without its specific written authorization. The parties agree that this Agreement does not create a partnership between, or a joint venture of Grantee and Grantor.


                                 ARTICLE XXVI
                              DISPUTE RESOLUTION
                              ------------------

26.1 It is the intent of Grantor and Grantee that any disputes which may arise between them, or between the employees of each of them, be resolved as quickly as possible. Quick resolution may, in certain circumstances, involve immediate decisions made by the parties' representatives. When such resolution is not possible, and depending upon the nature of the dispute, the parties hereto agree to resolve such disputes in accordance with the provisions of this Article. The obligation herein to arbitrate shall not be binding upon any party with respect to request for preliminary injunctions, temporary restraining orders, specific performance or other procedures in a court of competent jurisdiction to obtain interim relief when deemed necessary by such court to preserve the status quo or prevent irreparable injury pending resolution by arbitration of the actual dispute.

26.2 Grantee and Grantor shall each designate, by separate letter, representatives as points of contact and decision making with respect to the obligations and rights of the parties, said letters to be furnished by each party to the other within thirty (30) days from the date of this Agreement. Any disputed issues arising during the term of this Agreement shall in all instances be initially referred to the parties' designated representatives. The parties' designated representatives shall render a mutually agreeable resolution of the disputed issue, in writing, within seventy-two (72) hours of such referral. Either party may modify the designated representative upon written notice to the other party.

26.3 Any claims or disputes arising under the terms and provisions of this Agreement, or any claims or disputes which the parties' representatives are unable to resolve within the seventy-two (72) hour time period shall continue to be resolved between the parties' representatives if mutually agreeable, or may be presented by the claimant in writing to the other party within thirty (30) days after the circumstances which gave rise to the claim or dispute took place or become known to the claimant, or within thirty (30) days after the parties' representatives fail to achieve resolution, whichever is later. The written notice shall contain a concise statement of the claim or issue in dispute, together with relevant facts and data to support the claim.

26.4 Any controversies or disputes arising out of or relating to this Agreement shall be resolved by binding arbitration in accordance with the then current Commercial Arbitration Rules of the American Arbitration Association. The parties shall endeavor to select a mutually acceptable arbitrator knowledgeable about issues relating to the subject matter of this Agreement. In the event the parties are unable to agree to such a selection, each party will select an arbitrator and the arbitrators in turn shall select a third arbitrator.

The arbitrator(s) shall not have the authority, power or right to alter, change, amend, modify, add or subtract from any provision of this Agreement, except pursuant to Article 29.3, or to award punitive damages. The arbitrator shall have the power to issue mandatory orders and restraining orders in connection with the arbitration. The award rendered by the arbitrator shall be final and binding on the parties and judgment may be entered thereon in any court having jurisdiction. The agreement to arbitration shall be specifically enforceable under the prevailing arbitration law.

26.5 During the continuance of any arbitration proceeding, each party shall continue to perform their respective obligations under this Agreement.


                                 ARTICLE XXVII
                                     LIENS
                                     -----

27.1 In the event Grantee's IRU Fibers become subject to any mechanics', artisans' or materialmen's lien, or other encumbrance chargeable to or through Grantor which interfere with the IRU Fibers or jeopardize Grantee's use of its IRU Fibers, Grantor shall promptly cause such lien or encumbrance to be discharged and released of record (by payment, posting of bond, court deposit or other means) without cost to Grantee and shall indemnify Grantee against all costs and expenses (including attorney's fees) incurred in discharging and releasing such lien or encumbrance; provided, however, that if any such lien or encumbrance is not so discharged and released within thirty (30) days after written notice by Grantee to Grantor, then Grantee may pay or secure the release or discharge thereof at the expense of Grantor. Grantor shall reimburse Grantee for such payments within thirty (30) days of invoice by Grantee.

27.2 Grantor agrees and acknowledges that it has no right to use any of Grantee's IRU Fibers included in Grantor's Cable. Grantor shall obtain from any entity in favor of which Grantor in its discretion may grant after the date of this Agreement a security interest or lien on all or part of Grantor's Cable, a written nondisturbance and subordination agreement in form and substance reasonably satisfactory to Grantee. The nondisturbance and subordination agreement will be written to the effect that such lienholder acknowledges Grantee's and other present or future participants' interest and rights in Grantee's IRU Fibers and the IRU granted by this Agreement, and agrees that the same shall not be diminished, disturbed, impaired or interfered with in any adverse respect by such lienholder.

27.3 Grantee agrees and acknowledges that it has no right to use any of the fibers, other than Grantee's IRU Fibers, included in Grantor's Cable or otherwise incorporated in Grantor's system and that Grantee shall keep any and all of Grantor's system, other than Grantee's IRU granted in the IRU Fibers, free from any liens, rights or claims of any third party attributable to Grantee. Notwithstanding the aforementioned, Grantee shall obtain from any entity in favor of which Grantee in its discretion may grant after the date of this Agreement a security interest or lien on all or part of such IRU granted by this Agreement, a written nondisturbance agreement substantially to the effect that such lienholder acknowledges Grantor's and other present or future participants' interest and rights in Grantor's Cable and agrees that the same shall not be diminished, disturbed, impaired or interfered with in any adverse respect by such lienholder.


                                ARTICLE XXVIII
                                 MISCELLANEOUS
                                 -------------

28.1 The headings of the Articles in this Agreement are strictly for convenience and shall not in any way be construed as amplifying or limiting any of the terms, provisions or conditions of this Agreement.

28.2 In construction of this Agreement, words used in the singular shall include the plural and the plural the singular, and "or" is used in the inclusive sense, in all cases where such meanings would be appropriate.

28.3 No provision of this Agreement shall be interpreted to require any unlawful action by either party. If any section or clause of this Agreement is held to be invalid or unenforceable, then the meaning of that section or clause shall be construed so as to render it enforceable to the extent feasible. If no feasible interpretation would save the section or clause, it shall be severed from this Agreement with respect to the matter in question, and the remainder of the Agreement shall remain in full force and effect. However, in the event such section or clause is an essential element of the Agreement, the parties shall promptly negotiate a replacement that will achieve the intent of such unenforceable section or clause to the extent permitted by law.

28.4 This Agreement may be amended only by a written instrument executed by the party against whom enforcement of the modification is sought.

28.5 No failure to exercise and no delay in exercising, on the part of either party hereto, any right, power or privilege hereunder shall operate as a waiver hereof, except as expressly provided herein. Any waiver by either party of a breach of any provision of this Agreement shall not be deemed to be a waiver of any other or subsequent breach and shall not be construed to be a modification of the terms of this Agreement unless and until agreed to in writing by both parties.

28.6 In the event of a conflict between the provisions of this Agreement and those of Exhibit A, the provisions of Exhibit A shall prevail and the Agreement
         ---------                    ---------
will be corrected accordingly. If there is a conflict between this Agreement and other Exhibits, this Agreement shall prevail.

28.7 This Agreement has been fully negotiated between and jointly drafted by the parties.

28.8 All actions, activities, consents, approvals and other undertakings of the parties in this Agreement shall be performed in a reasonable and timely manner.

28.9 Unless expressly defined herein, words having well known technical or trade meanings shall be so construed.

                                 ARTICLE XXIX
                                 COUNTERPARTS
                                 ------------

This Agreement may be executed simultaneously in one or more counterparts, each of which shall be deemed an original, but all such counterparts shall together constitute one and the same instrument.


                                  ARTICLE XXX
                               ENTIRE AGREEMENT
                               ----------------

This Agreement, and any Exhibits referenced and attached hereto or to be attached hereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersede any and all prior negotiations, understandings and agreements with respect hereto, whether oral or written.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the day and year first above written.

CHOICE ONE COMMUNICATIONS INC.


/s/ Kim Robert Scovill
----------------------

By:  Kim Robert Scovill

Title: Vice President and

RVP FIBER COMPANY, L.L.C.


/s/ Richard Postma
------------------

By: Richard Postma

Title:  President